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                                                                    EXHIBIT 99.1

                         ARRIS TO COLLABORATE WITH MERCK
                     ON PROTEASE INHIBITORS FOR OSTEOPOROSIS

South San Francisco, CA, November 14, 1996 -- Arris Pharmaceutical Corporation (Nasdaq: ARRS) today announced that it has signed a collaborative research and development agreement with Merck & Co., Inc., headquartered in Whitehouse Station, NJ, (NYSE:MRK). The focus of the agreement is the development of small molecule inhibitors of proteases involved in osteoporosis. The targets were acquired by Arris as part of their purchase of Khepri Pharmaceuticals in December of last year. While the financial terms of the collaboration were not disclosed, the company indicated that its potential value is more than the price Arris paid for Khepri, and is comprised of an upfront commitment fee, research support, milestones and royalties.

According to Arris president and chief executive officer John Walker, "We are very excited about working with Merck and expanding our partnered programs to include another major market opportunity. With the Merck partnership in place, Arris will have seven collaborations, six of which are focused on drug discovery for diseases that represent large markets, including asthma, cardiovascular disease, infectious disease, and now, osteoporosis. Equally as gratifying is the fact that the new collaboration fully validates the value we had seen in both the programs and targets in the Khepri portfolio.

"Merck is one of the key players in osteoporosis, and Merck will provide expertise and a proven track record in the clinical arena as well as in osteoporosis-related research and preclinical development," Walked added.

Walker continued, "Some time ago, Arris decided to focus a major part of its drug discovery efforts on protease inhibitors that exploit the Delta technology and other proprietary chemistries. That strategy is quickly producing tangible benefits. Our current partnerships represent a potential deal value of over $275 million. Of that, $130 million is attributable to collaborations signed in the last 15 months. Our collaborative efforts have allowed us to conserve equity capital without constraining growth. In fact, over the last four years, we have spent less than $2 million of our equity capital and at the same time, we have increased our employee base, our product portfolio and our partnered programs."

Arris Pharmaceutical uses an integrated drug discovery approach combining structure-based drug design, combinatorial chemistry and its proprietary Delta technology to discover and develop diverse small molecule therapeutics for existing markets where currently available therapies have significant limitations. Arris' product development programs include protease-based discovery programs targeting the inhibition of enzymes implicated in inflammatory and certain other diseases such as asthma, blood clotting disorders, arthritis, osteoporosis, cancer and various infectious diseases; and receptor-based discovery programs including those designed to discover small molecule drugs that mimic therapeutically important proteins, and programs to develop drugs that modulate the activity of receptors involved in diseases such as cancer and diabetes.

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For further information:
Daniel H. Petree, E.V.P., CFO or Shari Annes, V.P., Investor Relations
Phone: 415/829-1000; Internet: http://www.arris.com










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